EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 5, 2016, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2016 Earnings
May 5, 2016, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2016 (“2016 Quarter”). Total revenue for the 2016 Quarter increased to $56.9 million from $52.1 million for the quarter ended March 31, 2015 (“2015 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $16.4 million for the 2016 Quarter from $12.7 million for the 2015 Quarter.
Net income attributable to common stockholders was $9.9 million ($0.46 per diluted share) for the 2016 Quarter compared to $7.1 million ($0.34 per diluted share) for the 2015 Quarter. The increase in net income attributable to common stockholders resulted primarily from (a) the net impact of a lease termination at 11503 Rockville Pike ($2.7 million), (b) higher base rent throughout the portfolio ($1.4 million) and (c) lower interest expense and amortization of deferred debt costs
($0.3 million) partially offset by (d) higher noncontrolling interests ($1.0 million), and (e) higher depreciation and amortization of deferred leasing costs ($0.6 million).

Same property revenue increased $4.8 million (9.2%) and same property operating income increased $4.2 million (11.1%) for the 2016 Quarter compared to the 2015 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property operating income increased $3.4 million (11.6%) primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.7 million) and (b) increased base rent throughout the portfolio ($0.9 million). Mixed-use same property operating income increased $0.8 million (9.7%) primarily due to (a) higher base rent ($0.5 million) and (b) higher other income
($0.3 million).

As of March 31, 2016, 95.2% of the commercial portfolio was leased (not including the apartments at Clarendon Center), compared to 94.5% at March 31, 2015. On a same property basis, 95.2% of the portfolio was leased as of
March 31, 2016, compared to 94.4% at March 31, 2015. The apartments at Clarendon Center were 99.2% leased as of March 31, 2016 compared to 98.4% as of March 31, 2015.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased 21.4% to $24.3 million ($0.85 per diluted share) in the 2016 Quarter from $20.0 million ($0.71 per diluted share) in the 2015 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The increase in FFO available to common stockholders and noncontrolling interests for the 2016 Quarter was primarily due to (a) the net impact of a lease termination at 11503 Rockville Pike ($2.7 million), (b) higher base rent throughout the portfolio ($1.4 million), and (c) lower interest expense and amortization of deferred debt costs ($0.3 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.3 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Real estate investments
Land	$424,840	$424,837
Buildings and equipment	1,114,635	1,114,357
Construction in progress	92,698	83,516
	1,632,173	1,622,710
Accumulated depreciation	(431,463)	(425,370)
	1,200,710	1,197,340
Cash and cash equivalents	15,352	10,003
Accounts receivable and accrued income, net	48,593	51,076
Deferred leasing costs, net	26,815	26,919
Prepaid expenses, net	3,401	4,663
Other assets	6,764	5,407
Total assets	$1,301,635	$1,295,408

Liabilities
Notes payable	$790,324	$796,169
Revolving credit facility payable	21,825	26,695
Construction loan payable	53,042	43,641
Dividends and distributions payable	16,570	15,380
Accounts payable, accrued expenses and other liabilities	30,893	27,687
Deferred income	30,959	32,109
Total liabilities	943,613	941,681

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	213	213
Additional paid-in capital	308,574	305,008
Accumulated deficit and other comprehensive loss	(182,577)	(181,893)
Total Saul Centers, Inc. stockholders’ equity	306,210	303,328
Noncontrolling interests	51,812	50,399
Total stockholders’ equity	358,022	353,727
Total liabilities and stockholders’ equity	$1,301,635	$1,295,408

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue	(unaudited)
Base rent	$42,607	$41,479
Expense recoveries	9,558	8,732
Percentage rent	363	438
Other	4,398	1,439
Total revenue	56,926	52,088
Operating expenses
Property operating expenses	7,995	7,616
Provision for credit losses	432	246
Real estate taxes	5,934	5,901
Interest expense and amortization of deferred debt costs	11,089	11,406
Depreciation and amortization of deferred leasing costs	11,035	10,440
General and administrative	4,060	3,771
Acquisition related costs	—	21
Total operating expenses	40,545	39,401
Operating income	16,381	12,687
Change in fair value of derivatives	(7)	(6)
Net Income	16,374	12,681
Income attributable to noncontrolling interests	(3,426)	(2,474)
Net income attributable to Saul Centers, Inc.	12,948	10,207
Preferred stock dividends	(3,094)	(3,094)
Net income attributable to common stockholders	$9,854	$7,113
Per share net income attributable to common stockholders
Basic and diluted	$0.46	$0.34

Weighted Average Common Stock:
Common stock	21,306	21,018
Effect of dilutive options	31	119
Diluted weighted average common stock	21,337	21,137

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2016	2015
	(unaudited)
Net income	$16,374	$12,681
Add:
Real estate depreciation and amortization	11,035	10,440
FFO	27,409	23,121
Subtract:
Preferred stock dividends	(3,094)	(3,094)
FFO available to common stockholders and noncontrolling interests	$24,315	$20,027
Weighted average shares:
Diluted weighted average common stock	21,337	21,137
Convertible limited partnership units	7,327	7,213
Average shares and units used to compute FFO per share	28,664	28,350
FFO per share available to common stockholders and noncontrolling interests	$0.85	$0.71

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of net income to same property operating income
	Three Months Ended March 31,
(In thousands)	2016	2015
	(unaudited)
Net income	$16,374	$12,681
Add: Interest expense and amortization of deferred debt costs	11,089	11,406
Add: Depreciation and amortization of deferred leasing costs	11,035	10,440
Add: General and administrative	4,060	3,771
Add: Acquisition related costs	—	21
Add: Change in fair value of derivatives	7	6
Less: Interest income	(13)	(13)
Property operating income	42,552	38,312
Less: Acquisitions, dispositions and development property	172	182
Total same property operating income	$42,380	$38,130

Shopping centers	$33,075	$29,646
Mixed-Use properties	9,305	8,484
Total same property operating income	$42,380	$38,130